------------------                                ------------------------------
      FORM 4                                               OMB APPROVAL
------------------                                ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

Bloom                                Martin
--------------------------------------------------------------------------------
(Last)                               (First)                     (Middle)

MBI, Inc., P.O. Box 1989
--------------------------------------------------------------------------------
                                  (Street)

Lenox                                          MA                 01240
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Kellwood Company KWD
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Day/Year

9/12/02
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                             [   ]   10% Owner
[   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
-----
      Form filed by More than One Reporting Person
-----
================================================================================

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          9/12/02                       P                1,000       A     $25.05    2,200           D
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


====================================================================================================================================
                            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
FORM 4 (continued)
                                                                                                          9.        10.
                                                                                                          Number of Owner-
                                                                                                          Deriv-    ship
                  2.                                                                                      ative     Form of
                  Conver-                          5.                            7.                       Secur-    Deriv-   11.
                  sion                             Number of                     Title and Amount         ities     ative    Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     Secur-   of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  ities    In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     Bene-    direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following ficially Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  Owned at ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secur-  Trans-    End of   Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number ity     action(s) Month    ship
Security          Secur-  Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        ity     Year)   Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:





        /s/ Thomas H. Pollihan                                    9/13/02
---------------------------------------------            -----------------------
     **Signature of Reporting Person                               Date
            ATTORNEY-IN-FACT
       (Power of Attorney Attached)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                               ATTACHMENT
                                                               ----------

                              POWER OF ATTORNEY
                              -----------------


         The undersigned constitutes and appoints Thomas H. Pollihan, Donald
J. Gramke and Timothy D. Seifert, and each of them, as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, to sign any and all SEC statements of beneficial ownership of securities on Forms 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done under Section 16(a), as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         A copy of this power of attorney shall be filed with the Securities and Exchange Commission. The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorney-in-fact.

Dated:  Dec. 1, 2000
        ------


                                                         /s/ Martin Bloom
                                                         ------------------
                                                         Martin Bloom
                                                         Director